Exhibit 99.1

FOR IMMEDIATE RELEASE

NYSE: SRX

SRA Appoints Larry R. Ellis to Board of Directors

Fairfax, Virginia, August 23, 2006 — SRA International, Inc. (NYSE: SRX), a leading provider of technology and strategic consulting services and solutions to federal government organizations, announced that General Larry R. Ellis (U.S. Army, Retired) has been appointed to the company’s Board of Directors.

General Ellis served in the Army for over 35 years, holding positions of increasing responsibility before retiring as Commanding General of the United States Army Forces Command in July 2004. During his career, General Ellis oversaw multi-year, multi-billion dollar programs and directed the development of comprehensive strategic plans supporting the Army’s mission. He also coordinated extensive operations and training programs in Germany, Korea, and Bosnia. Between 2001 and 2004, General Ellis orchestrated the mobilization and deployment of more than 500,000 soldiers and more than a million tons of equipment to locations worldwide.

General Ellis joined the Board of Directors of DHB Industries, Inc. in early December 2004, became President in 2005, and assumed the role of Chief Executive Officer in July 2006. He is also on the boards of the Armed Forces Benefit Association and UNITECH.

General Ellis has a master’s degree from Indiana University and a bachelor’s degree from Morgan State University. His honors include an Honorary Doctor of Law, Morgan State University; Honorary Master of Strategic Studies, U.S. Army War College; Distinguished Alumni Service Award, Indiana University; and the NAACP National Service Award. His military awards include the Defense Distinguished Service Medal, the Army Distinguished Service Medal, the Combat Infantryman Badge, and the Bronze Star Medal.

General Ellis will join the SRA Board of Directors effective September 1, 2006. He will replace Steven A. Denning, who is resigning as of the same date.

SRA Chairman and Founder Ernst Volgenau said, “We are very pleased to welcome General Ellis to the Board. His extensive leadership experience and strategic planning skills will be valuable assets. We also thank Steve Denning for four years of dedicated service to SRA.”

About SRA International, Inc.

SRA is a leading provider of technology and strategic consulting services and solutions — including systems design, development, and integration; and outsourcing and managed services — to clients in national security, civil government, and health care and public health markets. The Company

SRA International, Inc., Corporate Headquarters: 4300 Fair Lakes Court, Fairfax, Virginia 22033

Phone 703.803.1500    Fax 703.803.1509    www.sra.com

also delivers business solutions for business intelligence, contingency and disaster response planning, information assurance, environmental strategies, enterprise architecture, infrastructure management, and wireless integration.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for seven consecutive years. The Company’s 4,900 employees serve clients from its headquarters in Fairfax, Virginia, and offices across the country. For additional information on SRA, please visit www.sra.com.

Contact:

David Keffer

Director, Investor Relations

(703) 502-7731

david_keffer@sra.com

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